EXHIBIT 99.1

PRESS RELEASE                            Source: Geotec Thermal Generators, Inc.

GEOTEC THERMAL GENERATORS, INC. EXPANDS WITH A WYOMING COMPANY

Wednesday December 15, 7:00 am ET

BOCA RATON, Fla.--(BUSINESS WIRE)--Dec. 15, 2004--Geotec Thermal Generators, Inc. (OTCBB:GETC - News) announced today its expansion with 25% ownership of Kodiak Production, Inc. Geotec intends to utilize its technology for Oil and Gas wells, as well as Coalbed Methane wells in Wyoming, coordinated by Kodiak. Geotec also intends to financially support/participate in production of Kodiak Coalbed Methane wells in Wyoming and Montana.

W. Richard Lueck, Geotec's CEO stated, "We are focused on several areas in Wyoming where we believe coalbed methane reserves will be maximized with our technology. The staff at Kodiak have the knowledge and experience that we believe will be extremely productive over many years of our association and mutual support."

Geotec Thermal Generators, Inc. has exclusive rights to the Russian Federation technology for oil and gas recovery developed by the Military Research and Production Facility, FR & PC ALTAI for the Ministry of Geology, for use in North, South and Central America. This unique scientific technology concluded developed in 1986, in 6500 wells and over 14 years of research and development. Over 30,000 wells have been treated with a 70% success rate for oil wells, and a 90+% success rate for gas wells. The technology produces incremental oil yields averaging over 6000 barrels of oil, per well, per year, with wells, in some fields averaging increases, that exceed 45,000 barrels of oil, per well, per year. Only 13 governments have been permitted this technology, including China and India. The Company has only had limited financial ability, to date, to treat a limited number of wells.

The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as "expect," "potential," "suggests," "may," "should," "could" or similar expressions. Such forward- looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management's expectations regarding future development and/or commercial results could be affected by, among other things, uncertainties relating to property development; availability of future financing; unexpected regulatory delays or government regulation generally; the Company's ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Readers are urged to carefully review and consider the various disclosures made by Geotec in this new release and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect Geotec's business.

Contact:
     Geotec Thermal Generators, Inc., Boca Raton
     W. Richard Lueck, 954-340-4694
     rlueck@bellsouth.net